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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 DEP CORPORATION

          DEP CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

          FIRST: At a meeting of the Board of Directors of the Corporation held on August 13, 1996, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that those amendments be adopted pursuant to Section 303 of the General Corporation Law of the State of Delaware. The resolutions setting forth the proposed amendments are as follows:

          WHEREAS, in connection with the Corporation's Second Amended Plan of Reorganization dated as of August 23, 1996, which Plan of Reorganization was duly confirmed by the United States Bankruptcy Court for the District of Delaware under Section 1129 of the Bankruptcy Code, the Board of Directors of the Corporation deems it to be desirable and in the best interests of the Corporation to amend the Corporation's Certificate of Incorporation to (i) convert each outstanding share of the Corporation's Class A Common Stock into one outstanding share of a single class of the Corporation's common equity securities, to be designated "Common Stock," (ii) convert each outstanding share of the Corporation's Class B Common Stock into one outstanding share of such Common Stock, (iii) eliminate the designated series of Class A Common Stock and Class B Common Stock and (iv) reduce the number of authorized shares of Common Stock to Fifteen Million Shares.

          NOW, THEREFORE, BE IT RESOLVED, that Article IV of the
     Certificate of Incorporation of the Corporation be, and it hereby is, amended in its entirety to read as follows:

                                   "ARTICLE IV

          (A) AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Eighteen Million (18,000,000) shares, consisting of Fifteen Million (15,000,000) shares of Common Stock, par value $.01 per share (such class of stock, the "Common Stock"), and Three Million
     (3,000,000)


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     shares of Preferred Stock, par value $.01 per share (such class of stock, the "Preferred Stock").

          At 5:00 p.m. (New York City time) on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (such time, the "Effective Time"), and without further action on the part of the Corporation or its stockholders, (i) each share of Class A Common Stock, par value $.01 per share, of the Corporation ("Old Class A Common Stock") issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and changed into one validly issued, fully paid and nonassessable share of Common Stock; and (ii) each share of Class B Common Stock, par value $.01 per share, of the Corporation ("Old Class B Common Stock") issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and changed into one validly issued, fully paid and nonassessable share of Common Stock.

          Each stock certificate that theretofore represented shares of Old Class A Common Stock shall thereafter be deemed to represent that number of shares of Common Stock into which the shares of Old Class A Common Stock represented by such certificate shall have been reclassified; PROVIDED, HOWEVER, that each person holding of record a stock certificate or certificates that represented shares of Old Class A Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled. Each stock certificate that theretofore represented shares of Old Class B Common Stock shall thereafter be deemed to represent that number of shares of Common Stock into which the shares of Old Class B Common Stock represented by such certificate shall have been reclassified; PROVIDED, HOWEVER, that each person holding of record a stock certificate or certificates that represented shares of Old Class B Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.

          Subject to the provisions hereof, at each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such person's name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders.

          (b) PREFERRED STOCK. The designations, voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the Delaware Law (or any successor provision then in effect).

          (c) NO PREEMPTIVE RIGHTS. No holder of any shares of the capital stock of the Corporation shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of capital stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock."

          SECOND: Said amendments were duly adopted in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, having been duly adopted pursuant

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to a plan of reorganization under the United States Bankruptcy Code (Title 11,
United States Code) with respect to the Corporation that was duly confirmed by the order of a United States federal court of competent jurisdiction in accordance with such Section.

          IN WITNESS WHEREOF, DEP CORPORATION has caused this certificate to be signed by Robert Berglass, its President, and Judith R. Berglass, its Secretary, as of the 4th day of November, 1996.
                                        DEP CORPORATION



                                        By:         /s/ Robert Berglass
                                             ------------------------------
                                             Robert Berglass
                                             President



Attest:          /s/ Judith R. Berglass
        ----------------------------------
        Judith R. Berglass
        Secretary


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